Exhibit 99.1

MBIA Inc. Reports Fourth Quarter and Full Year 2015 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--February 29, 2016--MBIA Inc. (NYSE: MBI) (the Company) today reported Combined Operating Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $87 million or $0.52 per diluted share for the year ended December 31, 2015 compared to $185 million or $0.97 per diluted share for the year ended December 31, 2014. The decline in Combined Operating Income for 2015 compared to 2014 was driven primarily by the release of a $61 million tax reserve and the receipt of an $18 million recovery on an errors and omissions insurance policy that both occurred in 2014 and a $15 million unfavorable variance in losses and loss adjustment expenses.

Combined Operating Income for the fourth quarter of 2015 was $10 million or $0.07 per diluted share compared to $22 million or $0.12 per diluted share for the fourth quarter of 2014. The decline in Combined Operating Income for the three months ended December 31, 2015 compared to the fourth quarter of 2014 was driven primarily by the $15 million unfavorable variance in losses and loss adjustment expenses.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $29.69 as of December 31, 2015 compared to $24.87 as of December 31, 2014. The largest factor contributing to the increase in ABV per share since year-end 2014 was the decrease in common shares outstanding due to share repurchases. During 2015, the Company repurchased 39.9 million of its common shares, which reduced common shares outstanding to 152 million at year-end 2015.

Combined Operating Income and ABV per share provide investors with two perspectives of the Company’s financial results that management uses in measuring the Company’s financial performance. Reconciliations of ABV per share to book value per share, and Combined Operating Income to net income, calculated in accordance with GAAP, are attached.

MBIA Inc. reported Consolidated GAAP net income of $180 million or $1.06 per diluted share for the year ended December 31, 2015 compared to $569 million or $2.76 per diluted share for the prior year. The decline in Consolidated GAAP net income was primarily due to a $330 million reduction in the net change of the fair value of insured credit derivatives.

Consolidated GAAP net income was $82 million, or $0.54 per diluted share, for the fourth quarter of 2015 compared to consolidated net income of $20 million, or $0.10 per diluted share, for the fourth quarter of 2014. The increase in consolidated net income was primarily due to the increase in net investment income of consolidated variable interest entities; a favorable variance in the fair value of interest rates swaps; and a favorable variance in realized gains (losses) and other settlements on insured credit derivatives, which was driven by losses paid in the fourth quarter of 2014.

Statements from Company Representatives

“We remain confident in the financial stability of National and the holding company, notwithstanding our disappointment with the decline in Combined Operating Income for this quarter,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “National is well-positioned for future growth. In addition, the significant reduction in our common shares outstanding that has resulted from our buyback activities will magnify the effects of future growth for MBIA’s shareholders,” Mr. Chaplin continued.

National Public Finance Guarantee Corporation Chief Executive Officer Bill Fallon said, “On the new business front, we’ve continued to build momentum. Our fourth quarter policies and premiums written both improved over the prior quarter. On the remediation front, National continues to devote significant resources to resolving our Puerto Rico exposures. We’ve reached an important agreement with PREPA, which remains subject to certain conditions before it can be implemented and we continue to work with our other Puerto Rico credits in an effort to address their financial and liquidity challenges.”

U.S. Public Finance Insurance Segment Results

The Company’s U.S. Public Finance insurance business is conducted through National Public Finance Guarantee Corporation (“National”), its primary operating subsidiary. The U.S. Public Finance Insurance segment recorded GAAP net income of $51 million for the fourth quarter of 2015 versus $63 million for the fourth quarter of 2014. The decline in GAAP net income was primarily due to an unfavorable variance of $15 million for losses and loss adjustment expenses.

The U.S. Public Finance Insurance segment’s Operating Income was $44 million in the fourth quarter of 2015 compared to $56 million for the fourth quarter of 2014. As with GAAP net income, the decline was primarily due to the $15 million unfavorable variance in losses and loss adjustment expenses.

Net premiums earned were $78 million in the fourth quarter of 2015, down 5 percent from $82 million in the fourth quarter of 2014. The decline resulted from a decrease in scheduled premiums earned that was partially offset by a 15 percent increase in refunded premiums earned.

National insured $158 million of par value in the primary and secondary markets, combined, during the fourth quarter of 2015 and almost $600 million of par value for the year. Low interest rates, narrow credit spreads and competitive insurance pricing continue to adversely impact our opportunity to insure significantly greater amounts of new business at attractive returns.

Net investment income for the segment was $30 million, up 3 percent from $29 million for the fourth quarter of 2014 as a 20 basis points increase in average investment yields was partially offset by an 8 percent decline in average invested assets.

The U.S. Public Finance Insurance segment’s losses and loss adjustment expenses were $10 million for the fourth quarter of 2015 compared to a $5 million benefit in the fourth quarter of 2014.

National had statutory capital of $3.4 billion and claims-paying resources totaling $4.7 billion as of December 31, 2015.

Corporate Segment Results

The corporate segment includes general corporate activities and also provides support services, including asset and capital management services, to MBIA’s other operating businesses.

The corporate segment recorded a GAAP net loss of $15 million in the fourth quarter of 2015 versus $31 million in the fourth quarter of 2014. The lower GAAP net loss was primarily due to a favorable variance in the fair value of interest rate swaps.

The corporate segment’s Operating Loss was $34 million for each of the fourth quarters of 2015 and 2014.

As of December 31, 2015, MBIA Inc. held cash and liquid assets of $416 million, which excludes $296 million (at market value) of liquid assets in its tax escrow account. Subsequent to December 31, 2015, $105 million was released from the tax escrow account to MBIA Inc.

The Company’s consolidated net operating loss carryforward for income tax purposes as of December 31, 2015 was $2.8 billion.

During the fourth quarter of 2015, the Company repurchased 1 million shares of its common stock at an average price of $6.50 per share. During 2015, the Company repurchased 39.9 million of its common shares at an average price of $7.60 per share. Since year-end 2015, the Company repurchased an additional 14.9 million of its common shares, which completed its share repurchase authorization. As of February 25, 2016, 137 million of the Company’s common shares were outstanding. The Company also retired a combined $128 million par value of MBIA Inc. debt and Global Funding MTNs during 2015 through debt repurchases and maturity payments.

Subsequent to quarter-end, on February 23, the Company’s Board of Directors approved a new share repurchase authorization for the Company or its subsidiaries to repurchase up to $100 million of its common shares. Repurchases by the Company or its subsidiaries under the new repurchase authorization will be subject to available liquidity, general market and economic conditions, alternate uses for its capital and other factors. Acquisitions in the repurchase program may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements. There is no minimum number of shares that the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice.

International and Structured Finance Insurance Results

The International and Structured Finance Insurance segment business is primarily conducted through MBIA Corp. Unless otherwise indicated or the context otherwise requires, references to “MBIA Corp.” are to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

The Company uses statutory accounting to measure the financial performance of this segment. MBIA Insurance Corporation’s statutory net income was $25 million for the year 2015, compared to a net loss of $35 million for the year 2014. Statutory net losses and loss adjustment expenses incurred for 2015 was $105 million compared to $222 million for 2014. The statutory capital of MBIA Insurance Corporation as of December 31, 2015 was $885 million and claims-paying resources totaled $2.4 billion.

As of December 31, 2015, MBIA Insurance Corporation’s liquidity position (excluding its subsidiaries and branches) totaled $264 million consisting of cash and liquid invested assets, down from $399 million as of September 30, 2015. During the fourth quarter of 2015, MBIA Insurance Corp. paid a claim of $149 million under our insurance coverage of the Zohar I CDO. We are currently working with Patriarch Partners and other parties to implement a plan to reduce the amount of Zohar II CDO notes outstanding prior to its maturity of January 20, 2017 and to also maximize recoveries of the claims we paid on the Zohar I CDO. The plan also includes ways to increase MBIA Insurance Corp.’s liquidity.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, March 1, 2016 at 8:00 AM (ET) to discuss its fourth quarter and full year 2015 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 48832913. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on and will remain available until 11:59 p.m. (ET) on March 15 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 48832913. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (“ABV”), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income (Loss): The sum of Operating Income (Loss) of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income (Loss)” definition.

Operating Income (Loss): Operating Income (Loss) is a useful measurement of performance because it measures income from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income (Loss) also excludes net income of the Company’s non-core operating segments. The Company’s non-core segments include the activities of its international and structured finance insurance, advisory services and conduit segments. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income (Loss) is disclosed on an after-tax basis and adjustments to net income are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Operating Income (Loss) per share represents that amount of Operating Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions except share and per share amounts)

	December 31, 2015	December 31, 2014
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,155 and $5,036)	$5,145	$5,129
Investments carried at fair value	177	207
Investments pledged as collateral, at fair value (amortized cost $322 and $441)	291	408
Short-term investments held as available-for-sale, at fair value (amortized cost $720 and $1,069)	721	1,069
Other investments (includes investments at fair value of $13 and $13)	16	17
Total investments	6,350	6,830

Cash and cash equivalents	464	729
Premiums receivable	792	875
Deferred acquisition costs	168	217
Insurance loss recoverable	577	533
Assets held for sale	-	802
Deferred income taxes, net	951	1,028
Other assets	175	229
Assets of consolidated variable interest entities:
Cash	58	53
Investments held-to-maturity, at amortized cost (fair value $2,401 and $2,632)	2,689	2,757
Fixed-maturity securities at fair value	932	421
Loans receivable at fair value	1,292	1,431
Loan repurchase commitments	396	379
Derivative assets	11	-
Total assets	$14,855	$16,284

Liabilities and Equity
Liabilities:
Unearned premium revenue	$1,591	$1,986
Loss and loss adjustment expense reserves	516	506
Long-term debt	1,908	1,810
Medium-term notes (includes financial instruments carried at fair value of $161 and $197)	1,016	1,201
Investment agreements	462	547
Derivative liabilities	314	437
Liabilities held for sale	-	772
Other liabilities	211	271
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,362 and $2,047)	5,051	4,804
Derivative liabilities	45	-
Total liabilities	11,114	12,334

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--281,833,618
and 281,352,782	282	281
Additional paid-in capital	3,138	3,128
Retained earnings	3,038	2,858
Accumulated other comprehensive income (loss), net of tax of $51 and $7	(61)	21
Treasury stock, at cost--130,303,241 and 89,409,887 shares	(2,668)	(2,359)
Total shareholders' equity of MBIA Inc.	3,729	3,929
Preferred stock of subsidiary and noncontrolling interest	12	21
Total equity	3,741	3,950
Total liabilities and equity	$14,855	$16,284

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Revenues:
Premiums earned:
Scheduled premiums earned	$46	$62	$199	$258
Refunding premiums earned	50	42	173	139
Premiums earned (net of ceded premiums
of $2, $3, $9 and $12)	96	104	372	397
Net investment income	40	43	152	179
Fees and reimbursements	2	15	6	40
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	2	(27)	(28)	(444)
Unrealized gains (losses) on insured derivatives	36	40	157	903
Net change in fair value of insured derivatives	38	13	129	459
Net gains (losses) on financial instruments at fair value and
foreign exchange	43	15	63	78
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(2)	(6)	(12)	(99)
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	(1)	5	(1)	84
Net investment losses related to other-than-temporary
impairments	(3)	(1)	(13)	(15)
Net gains (losses) on extinguishment of debt	-	-	(1)	3
Other net realized gains (losses)	(1)	(3)	17	28
Revenues of consolidated variable interest entities:
Net investment income	49	13	86	50
Net gains (losses) on financial instruments at fair value and
foreign exchange	33	16	42	50
Net gains (losses) on extinguishment of debt	-	-	-	4
Other net realized gains (losses)	-	-	-	(3)
Total revenues	297	215	853	1,270

Expenses:
Losses and loss adjustment	44	51	123	133
Amortization of deferred acquisition costs	13	13	50	44
Operating	38	54	140	195
Interest	50	52	199	210
Expenses of consolidated variable interest entities:
Operating	3	2	13	8
Interest	10	9	39	39
Total expenses	158	181	564	629
Income (loss) before income taxes	139	34	289	641
Provision (benefit) for income taxes	57	14	109	72
Net income (loss)	$82	$20	$180	$569

Net income (loss) per common share:
Basic	$0.54	$0.10	$1.06	$2.94
Diluted	$0.54	$0.10	$1.06	$2.76

Weighted average number of common shares outstanding:
Basic	147,099,167	187,242,789	163,936,318	188,171,503
Diluted	147,955,862	188,272,683	164,869,788	190,898,627

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Net income (loss)	$82	$20	$180	$569
Less: net income of Non-Core Segments, including eliminations	46	(12)	10	230
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	10	(19)	29	(15)
Foreign exchange gains (losses)(1)	10	22	39	62
Net gains (losses) on sales of investments(1)	8	2	12	28
Net investment losses related to OTTI	(1)	-	(8)	(10)
Net gains (losses) on extinguishment of debt	-	-	-	2
Other net realized gains (losses)(2)	(1)	-	11	-
Tax valuation allowance on adjustments(3)	-	5	-	87
Operating income (loss)	$10	$22	$87	$185

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Net income (loss)	$51	$63	$191	$222
Less: after-tax adjustments:
Net gains (losses) on sales of investments(1)	7	2	9	11
Net investment losses related to OTTI	-	-	(6)	(10)
Tax valuation allowance on adjustments(3)	-	5	-	-
Operating income (loss)	$44	$56	$188	$221

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Net income (loss)	$(15)	$(31)	$(21)	$118
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	10	(19)	29	(15)
Foreign exchange gains (losses)(1)	10	22	39	62
Net gains (losses) on sales of investments(1)	1	-	3	17
Net investment losses related to OTTI	(1)	-	(2)	-
Net gains (losses) on extinguishment of debt	-	-	-	2
Other net realized gains (losses)(2)	(1)	-	11	-
Tax valuation allowance on adjustments(3)	-	-	-	87
Operating income (loss)	$(34)	$(34)	$(101)	$(35)

(1)	Gross amounts are reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" and the corresponding tax effects are reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(2)	Primarily relates to the after-tax gain on the sale of Cutwater.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share: (3)

	As of December 31, 2015	As of December 31, 2014

Reported Book Value per Share	$24.61	$20.47

Reverse book value of Non-Core Segments (after-tax) (1)	1.61	1.16

Reverse net unrealized (gains) losses included in other comprehensive income (after-tax)	0.20	(0.15)

Add net unearned premium revenue (after-tax) (2)	3.27	3.39

Adjusted Book Value per Share	$29.69	$24.87

(1)	The book value for Non-Core Segments, primarily the international and structured finance insurance segment, does not provide significant economic or shareholder value to MBIA Inc. Amounts are net of any deferred taxes available to MBIA Inc.
(2)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(3)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	December 31, 2015	December 31, 2014
Policyholders' surplus	$2,478	$2,190
Contingency reserves	910	1,076
Statutory capital	3,388	3,266

Unearned premium reserve	1,042	1,375
Present value of installment premiums (1)	197	216
Premium resources (2)	1,239	1,591

Net loss and loss adjustment expense reserves (1)	(30)	(13)
Salvage reserves	102	106
Gross loss and loss adjustment expense reserves	72	93
Total claims-paying resources	$4,699	$4,950

Net debt service outstanding	$259,436	$352,033

Capital ratio (3)	77:1	108:1

Claims-paying ratio (4)	61:1	80:1

MBIA Insurance Corporation (5)
	December 31, 2015	December 31, 2014
Policyholders’ surplus	$609	$542
Contingency reserves	276	317
Statutory capital	885	859

Unearned premium reserve	356	434
Present value of installment premiums (6)	520	662
Premium resources (2)	876	1,096

Net loss and loss adjustment expense reserves (6)	(332)	(237)
Salvage reserves	992	938
Gross loss and loss adjustment expense reserves	660	701
Total claims-paying resources	$2,421	$2,656

Net debt service outstanding	$57,682	$74,645

Capital ratio (3)	65:1	87:1

Claims-paying ratio (4)	27:1	33:1

(1)	As of December 31, 2015 and 2014, the discount rates were 3.04% and 2.90%, respectively.
(2)	The amounts consist of financial guarantee premiums and insured derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.
(6)	As of December 31, 2015 and 2014, the discount rates were 5.18% and 5.17%, respectively.

CONTACT:
MBIA Inc.
Investor and Media Relations:
Greg Diamond, +1-914-765-3190